EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Awarded Contract

For Supporting California’s Statewide Appliance Recycling Program

Minneapolis, MN— September 8, 2003—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has been awarded a contract by Southern California Edison Company (Edison) for supporting the 2003 statewide recycling program in the territories served by Edison and San Diego Gas & Electric.

Since January 1, 2003, the Company has been handling appliance recycling operations for this energy conservation initiative under an extension of the 2002 program.  The 2003 program is scheduled to run through December 31 of this year.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, said, “We are extremely gratified to be continuing our work in support of California’s statewide recycling program.  By taking older, inefficient and working household appliances out of service, this initiative has a proven track record at reducing electricity consumption and controlling the need for building costly new power generation facilities.  We at ARCA are proud to be associated with this successful energy conservation effort.”

About ARCA

ARCA (www.arcainc.com) is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of September 2003, ApplianceSmart was operating eight factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com